Exhibit 10.1

RETENTION BONUS AGREEMENT

(Randall Seidl)

Retention Bonus Amount: $5,820,000	Dated as of June 27, 2025

Rain Enhancement Technologies, Inc., a Massachusetts corporation (the “Company”), considers your continued service and dedication to the Company essential to the development and growth of the Company. To incentivize you to remain employed with the Company, Rain Enhancement Technologies Holdco, Inc. (“Holdco”) or one of Holdco’s subsidiaries (collectively with the Company, the “Company Group”) we are pleased to offer you a retention bonus as described in this agreement (the “Agreement”). This Agreement is in lieu of the contingent bonus payment in the form of an unsecured promissory note described in your offer letter with the Company Group, including any exhibits thereto, entered into on December 31, 2024 (“Offer Letter”). Capitalized terms have the meanings where first defined herein or in the 2024 Incentive Award Plan of Rain Enhancement Technologies Holdco, Inc. adopted on December 19, 2024.

1. Retention Bonus. In recognition of continuous service with the Company Group through and until the earlier of (a) December 31, 2028 (“Retention Bonus Date”), (b) the date on which the Company Group terminates your employment without Cause prior to the Retention Bonus Date, or (c) the date on which a Change in Control is consummated, you shall be paid a retention bonus in the amount of Five Million Eight Hundred Twenty-thousand Dollars ($5,820,000), less all applicable withholdings and deductions required by law (the “Retention Bonus”). The earliest date determined by clauses (a), (b) and (c) in the prior sentence is referred to as the “Bonus Entitlement Date”. The Retention Bonus will be paid to you in one lump sum cash payment, reduced by any applicable withholdings, within five (5) business days of the Bonus Entitlement Date.

2. Continuous Employment At-Will. Your employment remains at-will, meaning that you and the Company Group may terminate the employment relationship at any time, with or without cause. Except as otherwise agreed to with the Company Group, this Retention Bonus will not be paid unless you have been at all times since the date of this Agreement an employee of the Company Group.

3. Clawback. If applicable, the payment of any amount hereunder will be subject to clawback pursuant to and in accordance with the requirements of Section 10D and Rule 10D-1 of the Exchange Act.

4. Section 409A. All payments under this Agreement are subject to any required tax or other withholdings. For purposes of this Agreement, a termination of employment means a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), unless immediately before such event, compensation to you was subject to a substantial risk of forfeiture, the termination of employment causes such compensation to no longer be subject to a substantial risk of forfeiture, and such compensation would be paid to you within the period described for short-term deferrals in Treasury Regulations Section 1.409A- 1(b)(4), in which case, for purposes of such compensation, termination of employment shall mean any termination of employment that causes such compensation to no longer be subject to a substantial risk of forfeiture regardless of whether it constitutes a “separation from service” under Section 409A. If and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(a)(2)(B)(i), as determined by the Company Group in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the expiration of the six month period measured from the date of your “separation from service” (as determined under Section 409A) or (ii) the date of your death following such separation from service (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A. Neither the Company Group nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A. This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, the Company Group makes no representations or warranty and shall have no liability to you or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

5. Section 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company Group or any of their affiliates to you or for your benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code, and would, but for this paragraph be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Company shall pay to you, no later than the time the Excise Tax is required to be paid by you or withheld by the Company Group, an additional amount (the “Gross-up Payment”) equal to the sum of the Excise Tax payable by you, plus the amount necessary to put you in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and any income and employment taxes imposed on the Gross-up Payment)) that you would have been in if you had not incurred any tax liability under Section 4999 of the Code. Any determination required under this paragraph, including whether any payments or benefits are parachute payments, shall be made by the Company Group in its sole discretion. You shall provide the Company Group with such information and documents as the Company Group may reasonably request in order to make a determination under this paragraph. The Company Group’s determinations shall be final and binding on the Company Group and you.

6. Entire Agreement. This Agreement contains all of the understandings and representations between the Company Group and you relating to the Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any Retention Bonus. This Agreement may not be amended or modified unless in writing signed by both the CEO of the Company and you.

7. Notices. All notices, statements or other documents which are required or contemplated by this Note shall be made in writing and delivered: (i) personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party or (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

8. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect. Any disputes arising out of or related to this Agreement or your employment with the Company will be exclusively subject to arbitration in Massachusetts using Massachusetts law, with a single mutually acceptable arbitrator with each party to bear their own attorneys’ fees and costs. The decision of the arbitrator shall be entered in the Massachusetts Courts, if necessary.

9. Assignment. No assignment or transfer of this Agreement or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

[Signature page follows]

IN WITNESS WHEREOF, you and the Company, intending to be legally bound hereby, have caused this Agreement to be duly executed by the undersigned as of the day and year first above written.

Randall Seidl		Rain Enhancement Technologies, Inc.

By:	/s/ Randall Seidl	By:	/s/ Harry L. You
Name: Harry L. You
Title: Chairman

[Signature Page to Retention Bonus Agreement]

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